Exhibit 99.1
NEWS RELEASE

Tesco Corporation Names John Gatlin as
Senior Vice President and Chief Operating Officer

HOUSTON, November 14, 2016 -- Tesco Corporation ("TESCO" or the "Company") (NASDAQ: TESO) today announced the appointment of John Gatlin as Senior Vice President and Chief Operating Officer, effective immediately. In this role, Mr. Gatlin will lead both the Products and Tubular Services segments and be responsible for Tesco’s QHSE, global manufacturing and supply chain management. He will report directly to Fernando Assing, Tesco’s President and Chief Executive Officer.

“We are pleased that John has agreed to join the Tesco team. John brings two decades of diverse leadership experience in the energy services industry, from building strong operational teams that deliver results to exploiting new international market opportunities. This included designing and implementing new business processes that improve quality, performance and cost efficiencies. In addition, John brings significant experience in integrating strategic acquisitions,” Mr. Assing said.

“We are reinventing and repositioning Tesco to meet the new realities of an increasingly competitive market. We are doing this through initiatives that integrate drilling services into rig operations, particularly around automating pipe handling, mechanizing rig floors and developing plug and play tools that can easily move between rigs. John’s strategic thinking and strong operational acumen will help us successfully accelerate that transformation to put Tesco back onto a path of sustained top-line growth and profitability.”

Mr. Gatlin has 20 years of experience in the energy services and consulting businesses. He joins Tesco from a position as Senior Advisor to the Chairman of Chemeor Inc. and previously served as Chemeor’s President and Chief Executive Officer from April 2014 to April 2016. Earlier, Mr. Gatlin held several management roles with National Oilwell Varco, most recently as President of the Pressure Pumping Equipment division from March 2012 to April 2014 and President of the NOV IntelliServ joint venture between National Oilwell Varco and Schlumberger from June 2009 until March 2012. Previously, he worked with McKinsey & Co.’s Corporate Finance and Strategy practice.

Mr. Gatlin holds a Bachelor of Science degree in Petroleum Engineering from the University of Texas at Austin and a Masters of Business Administration from the Wharton School at the University of Pennsylvania.

About Tesco
Tesco Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. The Company's strategy is to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and natural gas. TESCO® is a registered trademark in the United States, Canada and the European Union. Casing Drive System™, CDS™ is a trademark in the United States and Canada.

For further information please contact:
Chris Boone - Chief Financial Officer
Tesco Corporation
(713) 359-7000
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